SUCCESSOR EMPLOYER AGREEMENT

         THIS AGREEMENT is made and entered into this 13th day of March, 1999 (the "Agreement"), between KNIGHT ACQUISITION CORP., an Arizona corporation ("KAC"), and ACTION DELIVERY SERVICE, INC., a Texas corporation, and Action Warehouse Services, Inc., a Texas Corporation (individually and collectively, "Action").

                                    RECITALS.

         A. KAC is in the truck load transportation business.

         B. Action is also in the truck load transportation business.

         C. Contemporaneous with this Agreement, KAC is entering into an agreement with Action, pursuant to which KAC will acquire substantially all of Action's assets (the "Acquisition Transaction").

         D. In accordance with Revenue Procedure 96-60, KAC and Action wish to enter into an agreement pursuant to which KAC, as successor employer, will submit all Forms W-2 for the former employees of Action who are subsequently employed by KAC to the Internal Revenue Service for and on behalf of Action.

                                   AGREEMENT.

     Now, therefore, it is agreed as follows:

     1. The term "Transferred Employees" means those employees of Action who were terminated by Action and hired by KAC. KAC hereby agrees to undertake and provide to Action all services previously provided by Action with respect to reporting under FICA, FUTA and Medicare for the Transferred Employees. From and after March 15, 1999, the Transferred Employees who are hired by KAC shall become employees of KAC and KAC shall be responsible for paying the Transferred Employees. KAC will provide Action with a list of the Transferred Employees.

     2. Action and KAC hereby agree that Action shall be relieved of the obligation to furnish Forms W-2 to any of the Transferred Employees upon their hire by KAC and that KAC, as the successor employer, will issue Forms W-2 at the end of the 1999 calendar year, as required by law, which shall reflect the wages paid and taxes withheld by Action, as predecessor employer, and by KAC, as the successor employer. KAC hereby agrees to assume and perform Action's obligation to furnish Forms W-2 to all of the Transferred Employees for the calendar year ending December 31, 1999, including any amounts reportable by Action as "other compensation." Action shall be solely responsible for all withholding and the filing of Forms W-2 and 941 for any employee who is not hired by KAC, and KAC assumes no obligations, liabilities or duties with respect to such Action employees or with respect to the payment of their compensation or payroll taxes.

     3. Action agrees, in accordance with Revenue Procedure 96-60, to attach a statement to its Form 941 explaining any discrepancy reflected in Action's reports on Form W-3 and on Form 941. Such statement shall include the name, address and employer identification number of KAC, as the successor employer, and a reference to Revenue Procedure 96-60. KAC agrees to implement the same procedures and provide the same information in order to explain the corresponding differences on its Form 941. Action shall comply with all other terms and conditions of Revenue Procedure 96-60 and shall file on an expedited basis any final Form 941.

     4. In accordance with Revenue Procedure 96-60, all Form W-4s that were provided to Action by the Transferred Employees shall be and are hereby transferred to KAC. KAC shall retain all such Forms W-4 related to the Transferred Employees on file and shall deduct and withhold from the wages it pays to the Transferred Employees in accordance with the information provided in those forms, unless a Transferred Employee submits a changed Form W-4. KAC shall submit to the Internal Revenue Service, in accordance with Treas. Reg. ss. 31.3402(f)(2)-1(g), copies of all Forms W-4 received by Action during the current and preceding calendar periods.

     5. KAC and Action agree that all Forms W-5 provided to Action by any of the Transferred Employees for the current calendar year are hereby transferred to KAC, and KAC hereby agrees to accept and retain such reports.

     6. Action shall provide KAC with any and all information necessary to implement this Agreement and fulfill the requirements of Revenue Procedure 96-60, including, without limitation, information relating to the wages paid and taxes withheld for each Transferred Employee. Action shall not destroy any payroll or employment records it maintains for any of the Transferred Employees without KAC's prior written consent.

     7. This Agreement shall be construed so as to assure that KAC, as successor employer, and Action, as predecessor employer, comply with all requirements of Revenue Procedure 96-60 and Treas. Reg. ss. 31.3402(b)(2)-(g).

     8. KAC shall have no liability or obligation with respect to any actions or omissions of Action or any Transferred Employee prior to the time the Transferred Employees become employees of KAC. Nothing in this Agreement shall modify the rights or obligations of either party as set forth in the documents implementing the Acquisition Transaction, including, but not limited to, the Asset Purchase Agreement, dated as of March 12, 1999, between and among KAC, Action and certain other parties. KAC assumes no liability for the payment of

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
compensation or payroll taxes for any Transferred Employee until such employee is hired by KAC, and then only with respect to periods such person is an employee of KAC.

     9. This Agreement is governed by and shall be construed under the laws of the State of Arizona and any applicable federal tax law.

     DATED this 13th day of March, 1999.

                         "KAC"

                         KNIGHT ACQUISITION CORP., an Arizona
                         corporation,



                         By /s/ Kevin P. Knight
                           ----------------------------------------
                           Kevin P. Knight
                           Chief Executive Officer


                         "ACTION"

                         ACTION DELIVERY SERVICE, INC., a Texas
                         corporation,



                         By /s/ Bobby R. Ellis
                           ----------------------------------------
                           Bobby R. Ellis
                           President


                         ACTION WAREHOUSE SERVICES, INC., a
                         Texas corporation,



                         By /s/ Bobby R. Ellis
                           ----------------------------------------
                           Bobby R. Ellis
                           President

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